Exhibit 10.36

                              SEPARATION AGREEMENT
                              --------------------
                          AND GENERAL RELEASE OF CLAIMS
                          -----------------------------

     1. Conrad Lowry ("Employee") is concluding his employment relationship with Salon Media Group, Inc. (the "Company"). It is the Company's desire to provide Employee with certain severance benefits that he would not otherwise be entitled to receive upon his separation and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below (the "Agreement"). The benefits provided under this Agreement do not reflect a permanent policy or practice and will only be made available to Employee if he signs and returns (and does not revoke) this Agreement by January 30, 2008. This Agreement will become effective on the eighth day after it is signed by Employee (the "Effective Date"), provided that Employee has not revoked this Agreement by written notice to Chris Neimeth prior to that date.

     2. In exchange for and conditioned upon fulfillment of Employee's promises herein, the Company will provide Employee with the following severance benefits:

          (a) Employee's last day of employment with the Company will be February 8, 2008 (the "Separation Date"), on which date Employee will be paid for all unused vacation accrued through the Separation Date. The period between January 7, 2008 and the Separation Date will be referred to as the "Transition Period." During the Transition Period, Employee will continue to receive his regular pay and benefits and vest in any applicable stock options through the Separation Date. Employee will be entitled to take one week of sick leave for a medical procedure during the Transition Period.

          (b) During the Transition Period, Employee shall cooperate in the orderly transition of his duties and perform such other duties as requested by the Company's CEO to attain minimal business disruption in the transition. If requested, Employee will resign as an officer (and all other positions that he holds) of the Company. If Employee satisfactorily cooperates in such transition during the Transition Period, then the Company will provide Employee with the following additional benefits:

               (i) the Company will pay Employee an amount equivalent to two months of Employee's salary at Employee's current base salary rate, less applicable withholding, in accordance with the Company's standard payroll timing and practices.

               (ii) Employee's group health insurance coverage under the Company's health plan will continue through February 28, 2008. Thereafter Employee may elect to purchase continued group health

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          insurance coverage at his own expense in accordance with federal and state law ("COBRA"). If Employee is qualified for and timely elects continued COBRA coverage, then the Company will pay the premium to continue Employee's COBRA coverage for five months. Any additional coverage will be at Employee's own expense.

               (iii) The Company will pay directly, or reimburse employee upon presentation of appropriate supporting documentation, for outplacement services of Employee's choice during the Transition Period and for a period of two months after the Separation Date, up to a maximum of $5,000 total. Employee may elect to receive a cash payment of $5,000 (less any applicable withholding) in lieu of the reimbursement for outplacement services.

               (iv) That portion of any previously granted option(s) to purchase shares of Company common stock in which Employee would have vested, had he remained employed by the Company through the quarter ending March 31, 2008, will become immediately vested and exercisable. In addition, Employee's deadline to exercise all vested options he holds will be extended to the date one year after the Separation Date. Apart from the exceptions outlined herein, all options held by Employee will remain subject to the terms and conditions of the Company's stock option plan and grant documents.

               (v) In the event that the Company's Form 10-Q is timely filed with the SEC on or before February 14, 2008 with Employee's assistance, then Employee will receive a bonus of $15,000, less applicable withholding, within two weeks after such timely filing.

Employee should direct any potential employers to contact the Company's Human Resources Manager for employment verification information. In the event that the Company receives any inquiry about Employee from a prospective employer or employment agency, the Company shall provide only Employee's title(s) and dates of employment with the Company. Company will endeavor to obtain a mutually acceptable letter of recommendation for Employee from Elizabeth Hambrecht by the Separation Date.

     3. With the exception of Employee's final paycheck (including accrued, unused vacation), which shall be paid on the Separation Date, Employee affirms that he has been paid for all, will not make a claim for, and will not receive any further, salary, commissions, bonuses or other wages, including any accrued, unused vacation, that he earned during his employment with the Company. Employee agrees to submit any outstanding Company business expenses for reimbursement within 10 days of the Effective Date, and such expenses will be reimbursed pursuant to standard Company policy. Employee understands and acknowledges that he will not be entitled to any payments or benefits from the Company other than those expressly set forth above in paragraph 2 or required by law.


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

     4. Except with respect to the obligations herein, in exchange for the benefits described above, Employee and his successors and assigns irrevocably and absolutely release and discharge the Company and its parents, subsidiaries, affiliates, shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal predecessors, successors and assigns (collectively, the "Released Parties") of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against the Released Parties relating to or arising out of the transactions and occurrences between them to date, including, but not limited to, their employment relationship, the termination of their employment relationship, the Employee's purchase or right to purchase shares of the Company's stock, if any, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement by Employee. This release includes, but is not limited to, any tort, contract, common law, statutory or constitutional claims, including but not limited to claims of breach of contract, wrongful termination, retaliation, negligence, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, defamation, infliction of emotional distress, invasion of privacy, personal injury, attorneys' fees, costs or penalties, or national origin, race, age, sex, sexual orientation, religious creed, disability, or other discrimination, harassment retaliation or other prohibited conduct under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967 (including the Older Workers' Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code, the California Unfair Practices Act, the Sarbanes-Oxley Act of 2002, state and federal securities laws and rules promulgated thereunder, and any other applicable laws, all as they have been or may be amended. However, this release is not intended to bar any claims that, by statute, may not be waived. To the fullest extent permitted by law, Employee agrees not to file any claim, action or demand based on any of the matters released above.

     5. Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the Released Parties. Employee acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he now knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this


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

Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

     6. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any non-disclosure and proprietary rights and assignment agreements between the Company and Employee. As a condition of receiving the benefits under this Agreement, Employee agrees to return all Company property by the Separation Date, including, but not limited to, all equipment, documents and computer files related to the Company's business. Employee will cooperate with any reasonable requests for the transition of his former responsibilities and information to designated Company personnel.

     7. Employee agrees to keep the terms of this Agreement, as well as the discussions that led up to it, strictly confidential and shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting, financial or tax reporting purposes or as otherwise may be required by law.

     8. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its services, its directors or its employees unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that it will not, through its officers or directors, make any critical or disparaging statements about Employee unless such statements are truthful and are required for a legitimate business purposes, including a response to a subpoena or other legal process.

     9. Employee agrees to provide reasonable cooperation to the Company should his knowledge or testimony be deemed useful by the Company in pursuing or defending any pending or future legal claims involving the Company or any of its officers, director or affiliated entities and any third party. Examples of such cooperation may include speaking with individuals at the Company or its outside counsel, assisting in locating documents or other evidence and providing truthful testimony. If Employee is requested in writing by the Company to provide such assistance after the conclusion of the period in which Employee is receiving severance payments under Paragraph 2(b)(i) above, then Employee shall be reimbursed for his time at $200 per hour, unless the assistance is reasonably required to assist with a claim: (a) in which Employee is a party and/or (b) that involves alleged misconduct by Employee. Employee shall provide an invoice with proper supporting documentation for any expenses and time spent and the Company will reimburse him within 30 days of such submission.

     10. This Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. section 626(f).

          10.1 Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and


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

considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21-day period at Employee's option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

          10.2 This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. Employee may revoke Employee's acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee's revocation must be in writing and received by Chris Neimeth by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee's acceptance of this Agreement shall become binding and enforceable on the eighth day. If Employee revokes his acceptance of this agreement, then he will not be entitled to the benefits described in paragraph 2.

          10.3 This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement's waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

     11. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to instruments, persons and transactions that have legal contacts and relationships solely within the state of California.

     12. If any provision of this Agreement is for any reason found by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, then such invalid or unenforceable term shall be deemed amended, limited, modified or otherwise conformed to the relevant law to the degree necessary to permit the maximum enforceability or validation of the term(s), or, only if the term cannot be so modified, then stricken, and the remaining portions of this Agreement shall continue to be valid and construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

     13. This Agreement shall be binding on, and inure to the benefit of, each of the parties to this Agreement and each's heirs, estates, administrators, representatives, executors, successors and assigns.

     14. This Agreement may be executed in two or more counterparts, and by facsimile or PDF and, as executed, shall constitute one Agreement binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterparts.

     15. In connection with this Agreement and all acts contemplated thereby, each party agrees without further consideration to execute and deliver such additional documents and to perform such additional acts as may be necessary to carry out and


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

perform all of the terms and conditions of this Agreement and all transactions contemplated hereby.

     16. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 6. In executing this Agreement, Employee has not relied upon any representations on behalf of the Company that are not explicitly set forth herein. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.

EMPLOYEE UNDERSTANDS THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS OR MAY HAVE AGAINST THE RELEASED PARTIES BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE CONSIDERATION DESCRIBED HEREIN.


Dated:  January 9, 2008                    s/s Conrad Lowry
                                           -------------------------------
                                           Conrad Lowry


Dated:  January 9, 2008                    Salon Media Group, Inc.

                                           By:  s/s Christopher Neimeth
                                                --------------------------
                                           Title: Chief Executive Officer



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